UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2019

GCP APPLIED TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37533	47-3936076
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

62 Whittemore Avenue

Cambridge, Massachusetts    02140

(Address of principal executive offices) (Zip Code)

(617) 876-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Item 3.03 below is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

On March 15, 2019, the Board of Directors (the “Board”) of GCP Applied Technologies Inc. (“GCP” or the “Company”), a Delaware corporation, declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share and adopted a stockholder rights plan, as set forth in the Rights Agreement dated as of March 15, 2019 (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, as rights agent. The dividend is payable on March 25, 2019 to the stockholders of record on that date.

The adoption of the Rights Agreement is intended to enable all GCP stockholders to realize the full potential value of their investment in the Company and to protect GCP and its stockholders from efforts to obtain control of GCP that are inconsistent with the best interests of GCP and its stockholders. The Board adopted the Rights Agreement in response to a recent rapid and significant accumulation of the Company’s outstanding common stock by 40 North Management (together with its affiliates, “40 North”), the Company’s largest stockholder, and the possibility that 40 North will accumulate a potentially controlling position in GCP without paying a control premium to all stockholders. 40 North has previously received clearance under the Hart-Scott-Rodino Act allowing it to acquire up to almost 50% of GCP common stock. On March 14, 2019, 40 North notified GCP, and on March 15, 2019 publicly disclosed, that 40 North has acquired approximately seven million additional shares of GCP common stock to bring their total beneficial ownership percentage to 24.6% of the outstanding GCP common stock.

In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group which acquires 15% or more of the outstanding common stock of the Company without the approval of the Board (subject to the grandfathering provision described below). The Rights Agreement would not interfere with any merger or other business combination approved by the Board. In addition, the Rights Agreement will expire on March 14, 2020, and it includes an exception for fully financed offers that are open for at least 60 business days, are made for all outstanding shares of GCP common stock and treat all stockholders equally, among certain other conditions described in the Rights Agreement.

A summary of the terms of the Rights Agreement follows. This description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which has been filed as an exhibit to this Form 8-K. A copy of the Rights Agreement is available free of charge from the Company upon request.

The Rights. The Board authorized the issuance of a Right with respect to each outstanding share of common stock on March 25, 2019. The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are evidenced only by certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) that represent shares of common stock. New Rights will accompany any new shares of common stock the Company issues after the Record Date until the Distribution Date described below or until expiration, exchange, redemption or termination of the Rights.

Exercisability. The Rights will not be exercisable until 10 days after the public announcement that a person or group has become an “Acquiring Person” (as defined in the Rights Agreement) by obtaining beneficial ownership of 15% or more of the Company’s outstanding shares of common stock. If a stockholder’s beneficial ownership as of the time of this announcement is at or above 15%, that stockholder’s existing ownership percentage would be grandfathered, but the Rights would become exercisable if at any time after this announcement the stockholder increases its ownership percentage by 0.001% or more. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

The date when the Rights become exercisable is referred to as the “Distribution Date.” Until that date, the common stock certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of the Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Exercise Price. Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (“Preferred Share”), for $150 (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock.

Beneficial Ownership. Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying shares of common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended — are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company’s common stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

In addition, shares of common stock held by Affiliates and Associates of an Acquiring Person, and Notional Shares held by counterparties to a Derivatives Contract with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person (in each case, as such capitalized terms are defined in the Rights Agreement).

Consequences of a Person or Group Becoming an Acquiring Person.

•

Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for the Exercise Price, purchase shares of the Company’s common stock with a market value of $300, based on the market price of the common stock prior to such acquisition.

•

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the Company’s outstanding shares of common stock, the Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

•

Flip Over. If the Company is later acquired in a merger or similar transaction after the Rights Distribution Date, all holders of Rights except the Acquiring Person may, for $150, purchase shares of the acquiring corporation with a market value of $300 based on the market price of the acquiring corporation’s stock, prior to such merger.

Preferred Share Provisions.

Each one one-hundredth of a Preferred Share, if issued:

•	will not be redeemable.

•	will entitle holders to quarterly dividend payments of $0.01 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

•	will entitle holders upon liquidation either to receive $1.00 per share, or an amount equal to the payment made on one share of common stock, whichever is greater.

•	will have the same voting power as one share of common stock.

•

if shares of the Company’s common stock are exchanged as a result of a merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth interest in a Preferred Share should approximate the value of one share of common stock.

Expiration. The Rights will expire on March 14, 2020, subject to a possible earlier expiration to the extent provided in the Rights Agreement.

Redemption. The Board may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted in the event of any stock split of or stock dividends on the common stock.

Qualifying Offer Provision. The Rights Agreement will not interfere with fully financed tender offers or exchange offers for all shares of common stock for the same per share consideration that remain open for a minimum of 60 business days, are subject to a minimum condition of a majority of the outstanding shares being tendered, provide for a 10 business day “subsequent offering period” after successful completion of the offer and require the offeror to irrevocably commit to consummate, as promptly as practicable upon successful completion of the offer, a second step transaction whereby all common shares not purchased in the offer will be acquired for the same per-share consideration actually paid pursuant to the offer. In the event the Company receives a qualifying offer and the Board has not redeemed the Rights or exempted the qualifying offer within 60 business days, the consummation of the qualifying offer will be exempt from the operation of the rights plan, and the rights plan will immediately expire upon consummation of the qualifying offer.

Anti-Dilution Provisions. The Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or other reclassification of the Preferred Shares or common stock. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board may not amend the agreement in a way that adversely affects holders of the Rights.

The Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibit.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the adoption of the Rights Agreement referenced in Item 3.03 above, the Board approved the Certificate of Designations establishing the Preferred Shares and the rights, preferences and privileges thereof. The Certificate of Designations was filed with the Secretary of State of the State of Delaware on March 15, 2019. The Certificate of Designations is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The information set forth under Item 3.03 above is incorporated herein by reference.

Item 8.01.	Other Events.

On March 15, 2019, the Company announced the declaration of the dividend of Rights and issued a press release relating to such events, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed as part of this report:

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of GCP Applied Technologies Inc.

4.1	Rights Agreement, dated as of March 15, 2019, between GCP Applied Technologies Inc. and Equiniti Trust Company, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

99.1	Press Release, dated March 15, 2019.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2019

GCP APPLIED TECHNOLOGIES INC.

By:	/s/ Dean P. Freeman
Name:	Dean P. Freeman
Title:	Vice President and Chief Financial Officer